Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com

Contact:	James Klingler, Vice President & CFO

TROY Group Special Committee Responds to Increased Buyout Offer

        Santa Ana, CA.—July 3, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced that the special committee of its board of directors has responded to a proposal from Westar Capital LLC to increase its offer to purchase all of the outstanding equity of TROY, including the majority interest held by the Dirk family, from $3.50 per share to $4.00 per share.

        The special committee has determined that Westar's revised proposal presents the same structural impediments as Westar's original proposal, and for the same reasons, is not reasonably capable of being consummated under the current circumstances. The special committee's determination, which was made following consultation by the committee with its financial and legal advisors, is based on confirmation that the special committee has received from Patrick Dirk that the Dirk family is unwilling to sell its controlling interest in the company at the $4.00 per share price offered by Westar. Westar has previously informed the special committee that Westar is only interested in purchasing all of the company's outstanding stock, or alternatively, at least a controlling interest in the company.

        The company also confirmed that the special committee has offered Westar the opportunity to meet with the company's management team and to gain access to additional business and financial information concerning the company. The only limitation imposed by the special committee is that two former executives of the company who are currently acting as advisors to Westar not participate directly in the interview sessions with the company's management. The special committee has informed Westar that the special committee does not object to Westar consulting or sharing any information with the former company executives. The arrangements offered by the special committee for Westar to proceed with its due diligence investigation of the company are outlined in correspondence between the special committee and Westar and their respective representatives. Copies of such correspondence have been filed today with the Securities and Exchange Commission, and are publicly available on the Commission's website at www.sec.gov. The special committee believes that the arrangements offered to Westar would allow Westar to obtain all information that is reasonably necessary or appropriate to its evaluation of the company.

        On June 25, 2003 the company announced that it had entered into an amended merger agreement with Dirk Inc., a company controlled by Patrick J. Dirk, the founder of TROY, and his family members, pursuant to which Dirk Inc. agreed to increase its offer to purchase all of the outstanding shares of TROY common stock (other than shares owned by Dirk Inc. and the Dirk family members) from a price of $2.70 per share in cash to a price of $2.76 per share in cash. The companies had originally approved a merger agreement on March 20, 2003. TROY expects the merger to close in August 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders voting on the merger other than Dirk Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About TROY Group

        TROY Group, Inc. is a worldwide provider of enterprise output solutions. The company has three main product lines: Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions. Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications. Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services. Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The company distributes productions to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

        Forward looking statements contained in this news release, as well as past and future news releases related to TROY's going private transaction, are not protected by the Private Securities Litigation Reform Act of 1995. This news release may contain forward-looking statements of TROY (statements that are not historical fact). Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. These risks and uncertainties include the impact that the inability of Westar to purchase majority control of the company from the Dirk family will have on its proposal and the other factors set forth in the company's periodic reports and other documents that it files from time to time with the Securities and Exchange Commission.

        The company filed a preliminary proxy statement with the Securities and Exchange Commission on April 21, 2003, and amendment number 1 to such preliminary proxy statement on July 3, 2003. Prior to consummation of the merger, TROY will file a definitive proxy statement with the Securities and Exchange Commission and will distribute such proxy statement to investors and stockholders. Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger. Investors and stockholders may obtain copies of the proxy statement and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from the company by directing such request to TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

        TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY's annual report on Form 10-K for the fiscal year ended November 30, 2002. This document is available, free of charge, at the Securities and Exchange Commission's Web site at http://www.sec.gov and from TROY at TROY Group Inc., 2331 South Pullman Street, Santa Ana, CA 92705, 949/250-3280.

Contact:
TROY Group Inc., Santa Ana
James Klingler, 949/250-3280
Fax: 949/250-8972